Bank of America(logo)
                                               100 North Tryon Street
                                               Charlotte, NC 28255

                                               Tel 704.386.5000

Pricing Supplement No. 0240 Dated December 2, 1999      Rule 424(b)(2)
(To Prospectus dated May 21, 1998 and                   File number: 333-51367
Prospectus Supplement dated November 16, 1998)

Senior Medium-Term Notes, Series H
Due Nine Months or More From Date of Issue

Principal Amount:                                  $ 20,000,000.00
Issue Price:                       100.0000%       $ 20,000,000.00
Commission or Discount:              1.0000%       $    200,000.00
Proceeds to Company:                99.0000%       $ 19,800,000.00

Agent:                   Morgan Stanley Dean Witter & Co., as Principal

Original Issue Date:     December 17, 1999

Stated Maturity Date:    December 17, 2039

Cusip #:                 06050M-AG-2

Form:                    Book-entry only

Interest Rate:           Floating

Daycount Convention:     Act/360

Base rate:               LIBOR Telerate Page 3750

Index maturity:          90 days

Spread:                  -10.0 bps

Initial Interest Rate:   To be determined on December 15, 1999

Interest Reset Period:   Quarterly, commencing on March 17, 2000

Interest Reset Dates:    17th of March, June, September and December

Interest Determination
  Date:                  Two London Banking Days preceding the Reset Date

Interest Payment Dates:  17th of March, June, September and December
                         commencing March 17, 2000

Mininum Denomination:     $250,000.00

May the Notes be redeemed by the Company prior to maturity?      No

May the notes be repaid prior to maturity at the option of the
 holder?                                                         Yes (See below)

The notes will be subject to repayment at the option of the holder on the following repayment dates and following prices, plus accrued interest thereon, if any, upon at least 30 calendar days prior notice to the Company and Trustee.

                Repayment Date               Put Price
               ----------------              ---------
               December 17, 2009               99.00%
               December 17, 2012               99.25%
               December 17, 2015               99.50%
               December 17, 2018               99.75%
               December 17, 2021 and on each  100.00%
                 third anniversary thereafter
                 to maturity